Exhibit 99.1

NEWS RELEASE

CSL005014

8/19/05

Carlisle Companies Sells Assets of Automotive Business

CHARLOTTE, NORTH CAROLINA, August 19 2005…Carlisle Companies Incorporated (NYSE:CSL) announced today that the Company has sold substantially all of the operations of its automotive business on August 17, 2005 to The Reserve Group of Akron, Ohio. The Company estimates it will record an additional after-tax loss on the disposition of these assets in the amount of approximately $9 million.  These losses will be included in the Company’s results from discontinued operations. This transaction did not include the sale of trade accounts receivable dated prior to the effective date of the sale.  Also excluded were certain assets from two small plants.

Richmond McKinnish, Carlisle’s President and CEO commented, “We are pleased to be completing Carlisle’s exit from the automotive business. This will allow us to focus on our core businesses where we can maintain and grow our market leadership, and thereby allocate capital to those businesses that generate higher returns for our shareholders.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, foodservice, data transmission and process systems industries.

CONTACT:	Carol P. Lowe
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com